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Exhibit 10.01

FORM OF CITIGROUP EQUITY OR DEFERRED CASH AWARD AGREEMENT (EFFECTIVE 11/01/10)

Citigroup Inc.
[Equity][Deferred Cash] Award Agreement

        1.    Award Agreement.    Citigroup Inc. ("Citigroup") hereby grants to {NAME} (the "Participant"), the award(s) summarized below, pursuant to the terms of the [EQUITY/DEFERRED CASH AWARD PROGRAM NAME] (the "Program"). The terms, conditions and restrictions of your award are contained in this Equity/Deferred Cash Award Agreement, including the attached Appendix (together, the "Agreement"), and are summarized, along with additional information, in the [EQUITY/Deferred Cash AWARD PROGRAM NAME] [prospectus/brochure] dated [MONTH] [DAY], [YEAR], and any applicable [prospectus] supplements (together, a "[Prospectus/Brochure]"). Your award is also governed by the Citigroup [2009 Stock Incentive Plan, as amended and restated effective April 20, 2010, and as it may be further amended from time to time][DEFERRED CASH PLAN] (the "Plan") [IF APPLICABLE: , and the Letter Agreement (as defined in the Appendix)]. For the award to be effective, you must [accept][sign] below[and return this page of the Agreement], acknowledging that you have received and read the [Prospectus/Brochure] and this Agreement, including the Appendix.

        2.    [EQUITY][DEFERRED CASH] AWARD PROGRAM NAME] Award Summary*

[{Restricted/Deferred} Stock] [Deferred Cash] Award Summary
Award Date:	{AWARD DATE}
Number of Shares [Award Amount(1)]	{# SHARES} [{US$ or local currency value}]
[Interest Rate or Notional Return]	{RATE, INVESTMENT VEHICLE OR MARKET INDEX}](2)
Vesting Dates ( % each vesting date):(3)	{VEST DATE 1}(4)
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Section [6(q)] applies	[YES][NO]
[Stock Option Grant Summary
Grant Date:	{GRANT DATE}
Grant Price:	{$ Grant Price per share}(5)
Number of Shares:	{#OPTION SHARES}
Vesting Dates ( % each vesting date):(6)	{VEST DATE 1}(7)
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Option Expiration Date:	{EXPIRATION DATE}(8)]
Section [6(q)] applies	[YES][NO]

        3.    Acceptance and Agreement by Participant.    I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the [Prospectus/Brochure] (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup's policies, as in effect from time to time, relating to the administration of the Program and the Plan. I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.		PARTICIPANT'S [SIGNATURE][ACCEPTANCE]:
By:		By:
	[Name] [Title]		Name: GEID:

*
The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the [Prospectus/Brochure]. The award is also subject to any limitations, adjustments or clawback provisions required under the Emergency Economic Stabilization Act of 2008, as amended, agreements between the Company and the United States Treasury Department, Company policy, other legal, regulatory or governmental requirements, stock exchange listing requirements, or that are required to enable the Company to qualify for any government loan, subsidy, investment or other program.

(1)
Initial deferral amount.

(2)
Basis for notional return (may be subject to election) to be added to (or subtracted from) initial deferral amount.

(3)
Generally, no more rapidly than 25% each vesting date.

(4)
Generally, at least one year after award date.

(5)
No less than prior day NYSE closing price (or no less than the NYSE closing price on the grant date for participants who are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended).

(6)
Generally, no more rapidly than 25% each vesting date.

(7)
Generally, at least one year after award date.

(8)
Generally, no later than sixth anniversary of grant date.

CITIGROUP INC.
[EQUITY/DEFERRED CASH] AWARD AGREEMENT
APPENDIX

        This Appendix constitutes part of the [Equity/Deferred Cash] Award Agreement (the "Agreement") and is applicable to the SPECIFY AWARD TYPE: deferred stock/restricted stock/stock option/stock payment/deferred cash/other] (the "Award") under the [EQUITY/DEFERRED CASH AWARD PROGRAM NAME] (the "Program"), as summarized on the first page of this Agreement. This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the Award. [FOR EQUITY AWARDS ONLY: and the Award is denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as "shares" or "Citigroup stock").] The "Company", for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program, except where provided otherwise herein.

        1.    Terms and Conditions.    The terms, conditions, and restrictions of the Award are set forth below [IF APPLICABLE: , subject to the letter agreement between the Company and Participant dated [MONTH] [DAY], [YEAR] (the "Letter Agreement")]. Certain of these provisions [IF APPLICABLE: , except as they are deemed modified by the terms of the Letter Agreement], along with other important information, are summarized in the [EQUITY/DEFERRED CASH PROGRAM NAME] [prospectus/brochure] dated [MONTH] [DAY], [YEAR], and any applicable [prospectus] supplement (together, the "[Prospectus/Brochure]"). The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of the Award, restrictions on the transfer of the Award, [sale restrictions on shares acquired upon the exercise of a stock option], and any conditions or restrictions that may be imposed on the Award pursuant to Section [17] of this Agreement, as further described below.

        By accepting the Award, Participant acknowledges that he or she has read and understands the [Prospectus/Brochure] and the terms and conditions set forth in this Appendix. Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

        [Participant understands that the value that may be realized from the Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are discretionary, and intended to promote employee retention and stock ownership and to align employees' interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if such conditions are not satisfied.]

        Any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain [or determinable] cash value to Participant. Receipt of the Award, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

        Any actual, anticipated, or estimated financial benefit to Participant from the Award is not and shall not be deemed to be a normal or an integral part of Participant's regular or expected salary or compensation from employment for any purposes, including, but not limited to, calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

        2.    Vesting.    If conditions to vesting as specified in this Agreement are not satisfied as of the applicable vesting date(s), [unvested shares/deferred cash][the right to exercise a stock option] will be canceled. The vesting schedule of the Award is stated in the [Deferred Stock/Restricted Stock/Deferred Cash] Award

Summary to which this Appendix is attached. If the vesting schedule provides for vesting in installments, the [shares subject to the Award][right to exercise a stock option] will vest in the amounts (subject to rounding) and pursuant to the schedule so provided. If all applicable conditions to vesting are satisfied, [the initial deferral amount, as adjusted to reflect interest accrued/notional gain (or loss) to the vesting date][shares subject to the Award] that vest thereby will no longer be subject to cancelation (except as provided in Section [6(f)], but Participant will not become entitled to receive such vested [shares][amounts] until their originally scheduled vesting date(s), unless Participant becomes entitled to an accelerated distribution upon the occurrence of events described in Section [6(b)(ii), (e) or (m)] of this Agreement]; [shares subject to a stock option ("Option shares") shall vest and become exercisable in the installment amounts (subject to rounding, in Citigroup's discretion) on the vesting dates set forth in the Stock Option Grant Summary, or, if applicable, at such earlier times as provided for upon the occurrence of the events described in Section [6] [SPECIFY APPLICABLE SUB-SECTIONS] of this Agreement]. Vesting and [distribution/payment/exercise] in each case are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions have been satisfied. Once Participant becomes entitled to receive [vested shares/deferred cash][shares acquired upon exercise of a stock option], [they will be distributed][the payment will be made] as soon as administratively practicable. All [distributions of shares][payments] pursuant to the Award will be net of any [shares][funds] withheld for taxes.]

Vesting is conditioned on Participant's continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided below.

        [3.    Exercise of Option.    Vested Option shares may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price (set forth in the Stock Option Grant Summary) and applicable withholding taxes. Such notice shall be given in the manner prescribed by Citigroup and shall specify the date and method of exercise and the number of Option shares that are being exercised. The currently available option exercise methods, which are subject to change at any time, are described in the Prospectus. All stock option exercises will be processed in accordance with the Citigroup Equity Compensation administrative procedures and deadlines then in effect. If Participant uses a broker-assisted exercise method that may be available from time to time, Participant acknowledges and agrees that option proceeds from any broker-assisted exercises will be net of applicable commissions and fees associated with these transactions. The applicable commissions and fees will be disclosed to Participant at or prior to the time of exercise or will be available to Participant upon request. The laws of the country in which Participant is working at the time of grant, vesting, and/or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax or labor matters), and Citigroup accounting or other policies, whether dictated by such country's political or regulatory climate or otherwise, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus; such restrictions may apply differently if Participant is a resident or expatriate employee, and are subject to change at any time. If the last day on which the Option may be exercised pursuant to any provision of this Agreement is not a trading day on the New York Stock Exchange, then the immediately preceding New York Stock Exchange trading day shall be the last day on which the Option may be exercised. The Option may not be exercised after the Option Expiration Date set forth in the Stock Option Grant Summary (the "Option expiration date"). The Company is not obligated to notify a Participant that the Option is nearing expiration.]

        [IF APPLICABLE:    4.    Sale Restriction on Option Shares.    Except in the case of Participant's termination of employment pursuant to Section [6][(b) and (e)] [(b), (e), (j), (k) or (l)], Participant acknowledges that shares acquired upon an Option exercise during the term of Participant's employment may not be sold or otherwise transferred until [two years] from the date of exercise.]

        [FOR EQUITY AWARDS ONLY:    5.    Fractional Shares.    Participant acknowledges that only whole shares of Citigroup stock may be delivered when shares are distributable pursuant to the terms of this Agreement. The Company will not be liable to Participant with respect to canceled fractional shares or for payment in lieu of fractional shares except to the extent provided in the Prospectus.]

        6.    Termination and Interruption of Employment.    Participation in the Program, including but not limited to Participant's right to vest in [and exercise]the Award, is conditioned upon Participant's continuous employment with the Company, except as otherwise provided below.

        [FOR AWARDS SUBJECT TO SECTION 409A AND PROVIDING FOR DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT: For all purposes related to an Award, Participant's employment shall be deemed terminated on the date of Participant's "separation from service" from Citigroup. Whether a "separation from service" has occurred will be determined in accordance with the definition of such term in Treas. Reg. § 1.409A-1(h), which, unless provided otherwise by such definition (or elsewhere in this Agreement in a manner that does not conflict with such definition) shall be as of Participant's last day of active service with the Company, regardless of any entitlement to notice, payment in lieu of notice, severance pay, termination pay, pension payment, or the equivalent that may be provided by any other plan, contract, or law.]

        If Participant's continuous employment with the Company terminates or is interrupted for any reason stated below, Participant's rights with respect to the Award will be affected as described below. [FOR AWARDS SUBJECT TO SECTION 409A: With respect to any provision herein that provides for the distribution of a deferred [stock][cash] award upon the termination of Participant's employment, such distribution will be delayed for a period of six months, if Citigroup determines that Participant is a "specified employee" within the meaning of Treas. Reg. § 1.409A-1(i)(1) (generally, one who is among the Company's top 50 most highly compensated employees). Interest will not accrue during the period of any such delay and there will not be any compensation for loss in market value that occurs during such time or otherwise.]

[INCLUDE SUB-SECTIONS (a) - (q) AS APPLICABLE](9)

        (a)    Voluntary Resignation.    If Participant voluntarily terminates his or her employment with the Company, vesting of the Award will cease[, as will the right to exercise any vested Option shares,] on the date Participant's employment is so terminated[; all unvested shares [and unexercised Option shares] will be canceled] and Participant shall have no further rights of any kind with respect to the Award, unless at the time of Participant's resignation, he or she is eligible for the treatment provided by Section [6(i), (j) or (k)]. [Different treatment may apply to Option shares if Participant is subject to a garden leave or other notice policy.]

        (b)    Disability.

        [IF RESTRICTED STOCK: Unvested shares will continue to vest on schedule subject to all other provisions of this Agreement during a Participant's approved disability leave pursuant to a Company disability policy. If Participant's approved disability leave results in a termination of employment, unvested shares will vest immediately and shares of Citigroup stock will be delivered to Participant following such termination.]

        [IF DEFERRED STOCK/DEFERRED CASH: (i) Unvested shares will continue to vest on schedule subject to all other provisions of this Agreement during Participant's approved disability leave pursuant to a Company disability policy. If Participant's approved disability leave ends with a termination of Participant's employment by the Company on account of Participant's disability, unvested shares will vest immediately and will no longer be subject to cancelation, but Participant will not become entitled to receive the vested shares until their scheduled vesting date(s), unless Participant becomes entitled to receive an earlier distribution pursuant to Section [6(b)(ii), (e) or (m) of this Agreement]][on the 90th day following the "separation from service."The provisions of this Section [6(b)(i) shall not apply if prior to the commencement or during the period of any disability leave referred to above, Participant meets the conditions of Section [6(j) or (k)] below, in which case the Award will be administered in accordance with the applicable provisions of those Sections of this Agreement.]

        [(ii) Notwithstanding the foregoing, if Participant provides proof satisfactory to the Company that Participant has been determined by the United States Social Security Administration to be totally disabled, unvested shares that have not been canceled pursuant to other provisions of this Agreement

(9)
For deferred cash awards, the word "shares" is replaced with "deferred cash" in the following sub-sections.

will vest and vested and undistributed shares will become distributable to Participant at such time. Alternatively, if Participant certifies to the Company, in writing, that he or she is not a U.S. taxpayer, Citigroup, at its discretion, may permit an accelerated vesting and distribution of shares if the Senior Human Resources Officer for Participant's business certifies, in writing at the time of termination, that Participant's employment has been terminated on account of Participant's disability in accordance with the legal standard, custom or practice in Participant's country of employment.]

        [IF A STOCK OPTION: The Award will continue to vest on schedule and may be exercised during a Participant's approved disability leave (but not later than the Option expiration date). If Participant's approved disability leave results in a termination of employment, unvested Option shares will vest immediately, and the Option may be exercised [until the Option expiration date][for up to [XX DAYS/MONTHS/YEARS] thereafter (but not later than the Option expiration date)][IF APPLICABLE:; the two year sale restriction imposed on Option shares will cease to apply and will not be imposed on any Option shares that may be acquired from a future exercise.]

        (c)    Approved Personal Leave of Absence (Non-Statutory Leave).

        [IF RESTRICTED STOCK/DEFERRED STOCK/DEFERRED CASH: (i) Unvested shares will continue to vest on schedule subject to all other provisions of this Agreement during the first six months of Participant's personal leave of absence, provided that Participant's leave of absence was approved by management of Participant's business unit in accordance with the leave of absence policies applicable to Participant (an "approved personal leave of absence"). Unvested shares will be canceled as soon as the approved personal leave of absence has exceeded six months, except as otherwise provided in paragraph (ii) below.

        [IF A STOCK OPTION: (i) An Option will continue to vest on schedule during the first six months of an approved personal leave of absence. Vested Option shares may be exercised during the first six months of an approved personal leave of absence (but not later than the Option expiration date). All [unvested][unexercised] Option shares will be canceled as soon as the approved personal leave of absence has exceeded six months, except as otherwise provided in paragraph (ii) below.]

        (ii)   If Participant's employment terminates for any reason specified elsewhere in this Section [6] during the first six months of an approved personal leave of absence[, or if on or prior to such time Participant satisfies the conditions of Section [6(i), (j) or (k)]], then such other provision of this Section [6] will apply. For these purposes only, Participant will be deemed to have voluntarily terminated his or her employment pursuant to Section [6](a) [(or Section [6](i), (j) or (k), if applicable)], as of the date that an approved personal leave of absence exceeds six months.]

        (d)    Statutory Leave of Absence.    Unvested shares [Option shares] will continue to vest [and Participant may continue to exercise vested Option shares (but not later than the Option expiration date)] on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by management of Participant's business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a "statutory leave of absence"). If Participant's employment terminates for any reason specified elsewhere in this Section [6] during a statutory leave of absence[, or if on or prior to such time Participant satisfies the conditions of Section [6](i), (j) or (k)], then such other provision of this Section [6] will apply. For these purposes only, if a statutory leave of absence is followed without interruption by an approved personal leave of absence, Participant will be deemed to have voluntarily terminated his or her employment pursuant to Section [6](a) [(or Section [6](j) or (k), if applicable)] as of the date that the combined leaves exceed six months.]

        (e)    Death.    If Participant's employment terminates by reason of Participant's death, or if Participant dies following a termination or his or her employment, unvested [shares][Option shares] that have not been canceled pursuant to other provisions of this Agreement will vest, and [all vested but undistributed shares will become distributable to Participant's estate at such time] [vested Option shares may be exercised by Participant's estate until the Option expiration date][for up to [XX DAYS/MONTHS/YEARS] from the date of Participant's death (but not later than the Option expiration date)][IF APPLICABLE: and the two-year sale restriction imposed on Option shares will cease to apply and will not be imposed on any shares that may be acquired by Participant's estate in a future exercise of the Option]].

        (f)    Involuntary Termination for Gross Misconduct.    Notwithstanding any provisions of this Agreement to the contrary, if the Company terminates Participant's employment because of Participant's "gross misconduct" (as defined below), [unvested shares and vested but undistributed shares][vested and unexercised Option shares and unvested Option shares] will be canceled as of the date Participant's employment is terminated and Participant shall have no further rights of any kind with respect to the Award. For purposes of this Agreement, "gross misconduct" means any conduct that (i) is in competition with the Company's business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (iii) is materially injurious to the Company, or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the "Committee"), in its sole discretion, to constitute gross misconduct. For purposes of this Section 6(f), "Company" shall mean Citigroup and any of its subsidiaries.

        (g)    Transfer to Non-Participating Subsidiary.

        (i)    If Participant transfers to a subsidiary that is a member of the "controlled group" of Citigroup (as defined below), unvested shares will continue to vest on schedule [vested Option shares may continue to be exercised (but not later than the Option expiration date)], subject to all other provisions of this Agreement.

        (ii)   If Participant transfers to a subsidiary that is not a member of the "controlled group" of Citigroup (as defined below), the provisions of Section [6](h) will apply to the Award.

        For purposes of this Agreement, "controlled group" has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

        (h)    Involuntary Termination Other than for Gross Misconduct.    If Participant's employment is terminated by the Company for any reason other than gross misconduct, then [unvested shares will vest immediately and will no longer be subject to cancelation, but Participant will not become entitled to receive the vested shares until their scheduled vesting date(s), unless Participant becomes entitled to receive an earlier distribution pursuant to Section [6](b)(ii), (e) or (m)]] [vesting of an Option will cease and any vested Option shares may continue to be exercised [until the expiration date][for up to [XX DAYS/MONTHS/YEARS] after Participant's ["separation from service"][termination] date (but not later than the Option expiration date)].

        (i)    Voluntary Resignation to Pursue Alternative Career.    If [Participant has not met the conditions of Section [6](j) or (k), and], with the prior written approval of the Senior Human Resources Officer for Participant's business, in his or her sole discretion, Participant voluntarily resigns from his or her employment with the Company to work in a full-time career in either government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an "alternative career"), [unvested shares will [vest and be distributed to Participant on the 90th day following the "separation from service" date][continue to vest on schedule subject to all other provisions of this Agreement, provided that Participant remains employed in the alternative career (or a new alternative career) until each scheduled vesting date, or until such earlier date on which Section [6(b)(ii), (e) or (m)], apply. If requested by the Company, vesting under this Section [6](i) will be conditioned upon Participant providing, on each subsequent vesting date, a written certification of compliance, in a form satisfactory to the Company][vesting of an Option will cease and [vested options may continue to be exercised for up to [XX DAYS/MONTHS/YEARS] after Participant's ["separation from service"][termination] date (but not later than the Option expiration date), provided that Participant remains employed in the alternative career (or a new alternative career) and provides on each exercise date, if requested by the Company, a written certification of compliance, in a form satisfactory to the Company].

        (j)    Satisfying the "Rule of 75."    If Participant has completed a number of full years of service with the Company that, when added to his or her age, equals at least 75 (the "Rule of 75"), [unvested shares will continue to vest on schedule subject to all other provisions of this Agreement, except Participant will no longer be required to remain employed by the Company, provided that Participant is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section [6(b)(ii), (e) or (m)] apply), employed by a "Significant Competitor" of the Company (as defined in Section [6](o) below)[Option shares will continue to vest on schedule and may be exercised (but not later than the Option expiration date) while Participant is employed by the Company; unvested Option shares will [vest on Participant's ["separation from service"][termination] date][continue to vest on schedule] if employment with the Company is terminated for any reason other than gross misconduct and may be exercised [until the Option expiration date][for up to [XX DAYS/MONTHS/YEARS] after Participant's ["separation from service"][termination] date (but not later than the Option expiration date)][, provided that Participant is not, at any time up to and including any exercise date, employed by a "Significant Competitor" of the Company (as defined in Section [6](o) below)].

        (k)    Satisfying the "Rule of 60."    If Participant [does not satisfy the conditions of Section [6](j) above, but] (1) is at least age 50 and has completed at least five full years of service with the Company and Participant's age plus the number of full years of service with the Company equals at least 60, or (2) Participant is under age 50, but has completed at least 20 full years of service with the Company and Participant's age plus the number of full years of service with the Company equals at least 60 (the "Rule of 60"), [unvested shares will continue to vest on schedule subject to all other provisions of this Agreement, except Participant will no longer be required to remain employed by the Company, provided that Participant is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section [6(b)(ii), (e) or (m)] apply), employed by a "Significant Competitor" of the Company (as defined in Section [6](o) below)][Option shares will continue to vest on schedule and may be exercised (but not later than the Option expiration date) while Participant is employed by the Company; if Participant is no longer employed by the Company, vesting of the Option will [cease on the Participant's ["separation from service"][termination] date][continue to vest on schedule] if employment with the Company is terminated for any reason other than gross misconduct and any vested Option shares may be exercised for up to [XX DAYS/MONTHS/YEARS] after Participant's ["separation from service"][termination] date (but not later than the Option expiration date), provided that Participant is not, at any time up to and including any exercise date, employed by a "Significant Competitor" of the Company (as defined in Section [6](o) below)].

        (l)    Termination of Employment other than for Gross Misconduct or Transfer to Non-Participating Subsidiary, when Also Eligible under Section [6(j) or (k)].    If Participant is terminated other than for gross misconduct or is transferred to a subsidiary described in Section [6](g)(ii) above and on the date Participant's employment is so terminated or transferred, Participant has satisfied the conditions of Section [6](j) or (k) above, then the provisions of such sub-section will apply; provided, however, that continued vesting of the Award [and the right to exercise vested Option shares] will not be subject to the condition that Participant not be employed by a "Significant Competitor" of the Company (as defined in Section 6(o) below).

        (m)    Employing Company is Acquired by Another Entity (Change in Control).

        (i)    If Participant is employed by a company or other legal entity that is the subject of a transaction that is described in Section 409A(a)(2)(A)(v) of the United States Internal Revenue Code of 1986, as amended (the "Code")(hereinafter, a "change in control"),and the change in control is not, or is not the result of, a change in control of Citigroup, [ANY AMOUNT UP TO 100%] unvested [shares] will vest and vested but undistributed shares will become distributable to Participant on the effective date of the change in control][[ANY AMOUNT UP TO 100%] unvested Option shares shall become exercisable and may be exercised for a period of [XX YEARS/MONTHS] following the effective date of such change in control (but not later than the Option expiration date)]. [The Committee, in its discretion, may accelerate the vesting of additional [shares][Option shares] in the event of a change in control.

        (ii)   Notwithstanding the foregoing, if Citigroup experiences a change in control, unvested [shares][Option shares] will continue to vest on schedule subject to all other provisions of this Agreement.

        (iii)  Participant acknowledges that in the event of a "Change of Control" (as defined in the Plan) of Citigroup, the Committee, in its sole discretion may, subject only to the limitations specified in the Plan and in Sections [15], [16] and [17] of this Agreement, take any actions with respect to awards (including this Award) that are permitted by the Plan, including, but not limited to, making adjustments that it deems necessary or appropriate to reflect the transaction, or causing awards to be assumed, or new rights substituted therefor, by the surviving entity in such transaction.

        (n)    Additional Conditions Applicable to Post-Employment [Vesting and Vesting during Leaves][Vesting and Exercises and during Leaves].    The Committee may cancel any [unvested shares][unvested or unexercised Option shares] if it determines that Participant has, since the termination of Participant's employment with the Company (or during any period of leave), engaged in conduct that breaches any obligation or duty of loyalty to the Company or that is materially injurious to the Company,. [Additionally, in any instance in which Participant engages in such conduct or conduct that is in material competition with the Company's business operations while holding any shares of Citigroup common stock acquired in an option exercise and still subject to a sale restriction, such shares may be canceled, in the sole discretion of the Committee. If any such shares are canceled pursuant to this Section [6(n)], Participant will receive a cash payment (without interest) equal to the grant price of the Option shares (as adjusted, if applicable) multiplied by the number of shares canceled. For purposes of this Section [6(n)], "Company" shall mean Citigroup and any of its subsidiaries.

        (o)    Definition of "Significant Competitor;" Certification of Compliance

        (i)    For purposes of this Agreement, a "Significant Competitor" of the Company shall mean any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and which may be updated by the Company from time to time in its discretion. For purposes of this Section [6](o), "Company" shall mean Citigroup and any of its subsidiaries.

        (ii)   Whenever Participant continues to vest in the Award pursuant to Section [6](j) or (k) following his or her voluntary termination of employment (or during a period of leave that extends beyond six months), if requested by the Company, Participant will be required, as a condition to vesting [and exercise of any vested Option shares], to certify, in writing, in a form satisfactory to the Company, on each subsequent vesting date [and/or on any exercise date], that he or she has not been employed by a Significant Competitor. (For these purposes, the list of Significant Competitors in effect at the time Participant terminates employment with the Company or commences a leave, as applicable, will apply.) If no certification is provided by the relevant vesting date [or exercise date] (or a false or incomplete certification is provided), the [shares][Option shares] scheduled to vest [or requested to be exercised] will be canceled.

        (p)    Non-Solicitation Covenant.

        (i)    Participant agrees that during Participant's employment with the Company (inclusive of any notice period or garden leave policy to which Participant is otherwise subject) and for twelve (12) months following any termination of Participant's employment, he or she will not, without the prior written consent of the Company, directly or indirectly solicit or induce away from the Company or cause to be solicited or induced away from the Company any of its employees.

        (ii)   Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company, Participant acknowledges and agrees that a remedy at law for any breach or threatened breach of the covenant contained in this Section 6(q) would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining Participant from committing or continuing to commit such breach.

        (iii)  It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in this Section [6(p)] is an unenforceable restriction against Participant, the provisions of Section [6(p)] shall not be rendered void but shall be deemed amended to apply to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if such court finds that any restriction contained in this Section [6(p)] is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

        (iv)  The restrictive covenant set forth in this Section [6(p)] shall continue and survive any cancellation, forfeiture or payment of any amounts due under the Award.

        (v)   The covenant contained in this Section [6(p)] is not intended to shorten, reduce or otherwise limit any non-solicitation obligation Participant may have (including but not limited the non-solicitation obligation contained in the Employment Termination Notice and Non-Solicitation Policy for the Citigroup Management Committee or any successor policy) pursuant to contract, collective agreement or applicable policy, local law, rule or regulation ("Independent Obligation"), nor is it intended to limit or reduce any other obligation that Participant may have to the Company pursuant to an Independent Obligation. For purposes of this Section [6(p)], "Company" shall mean Citigroup and any of its subsidiaries.

        (q)    Clawback; Misconduct; Error; Downturn in Performance or Failure of Risk Management.    If the Award Summary on the first page of this Agreement indicates that this Section [6(q)] applies, then:

        (i)    The shares subject to the Award will be canceled or forfeited or subject to recovery by the Company if (A) the Committee determines that (1) Participant received the Award based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (2) Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (3) Participant materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (B) Participant's employment is terminated on account of misconduct (as defined below). For purposes of this Section [6(q)], "misconduct" means Participant's engaging in any conduct that (a) is in competition with the Company's business operations, (b) that breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (c) is materially injurious to the Company, monetarily or otherwise, or (d) is otherwise determined by the Committee, in its sole discretion, to constitute misconduct.

        (ii)   If Participant is subject to any applicable non-U.S. legal, regulatory or governmental requirement, direction, supervisory comment, guidance or promulgation and the Committee determines (A) there is reasonable evidence that Participant engaged in misconduct or committed material error, in either case in connection with his or her employment, or (B) the Company or Participant's business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that the Award shall be canceled or that the number of shares that are or may otherwise become distributable to Participant pursuant to this Agreement shall be reduced.

        7.    Non-Transferability.    The Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award. During Participant's lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant's Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

        [FOR EQUITY AWARDS ONLY:    8.    Stockholder Rights.    Participant shall have no rights as a stockholder of Citigroup over any shares subject to the Award, [except to the limited extent provided in the Prospectus for an Award of restricted stock], unless and until the shares are distributed to Participant. [FOR RESTRICTED STOCK/DEFERRED STOCK ONLY: During the vesting period [and any period following vesting but prior to distribution of vested shares], Participant will be entitled to receive dividends or dividend equivalent payments in respect of shares subject to the Award, to the extent dividends would be payable at such times to record holders of the same number of shares of outstanding Citigroup stock as are still subject to the Award and not canceled.]

        9.    Right of Set Off.    Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with Section 409A of the Code, retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

        10.    Consent to Electronic Delivery.    In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award(s) covered by this Agreement and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

        [FOR EQUITY AWARDS ONLY:    11.    Plan Administration.    The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award, will be from the shares available for grant pursuant to the terms of the Plan].

        [FOR EQUITY AWARDS ONLY:    12.    Adjustments.    In the event of any change in Citigroup's capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup's capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Award [and/or the grant price applicable to an Award]. All such adjustments shall conform to the requirements of Section 409A of the Code, to the extent applicable, and with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate any Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Award.

        13.    Taxes and Tax Residency Status.    By accepting the Award, Participant agrees to pay all applicable taxes (or hypothetical tax, if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Award or at such times as otherwise may be required in connection with the Award, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the minimum amount due to the appropriate tax authorities, as determined by the Company (or to the Company, in the case of hypothetical tax). If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due, or if Participant does not make a timely election, the Company will withhold a sufficient number of shares from the vested shares that are distributable to Participant to fund only the minimum amount of tax that is required by law to be withheld, but only if such shares have vested pursuant to the terms of this Agreement. Participant agrees that the Company, in its discretion, may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Award or any other award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to vesting of the Award (or other subject award), and that if the required amounts are not timely remitted to the Company, the Award (or other subject award) may be canceled. If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Company), the excess of the amount of hypothetical tax due over the minimum amount of actual tax that is required by law to be withheld with respect to the Award (or other subject award). Whenever withholding in shares is permitted or mandated by the Company, the number of shares to be withheld will be based on the fair market value of the shares on the date they are withheld, as determined by the Company. Whenever the payment of required withholding tax (or hypothetical tax) in cash is permitted or mandated by the Company and provision for timely payment of such amounts by Participant has not been made, instead of canceling an award (as provided above), the Company, in its sole discretion, may sell on behalf of Participant, at Participant's market risk and expense, the number of shares subject to the award that at the market sale price obtainable for the shares on or as soon as practicable after the due date for the tax (or hypothetical tax) owed by Participant, will produce sufficient proceeds to satisfy Participant's tax (or hypothetical tax) obligation, and remit such proceeds to the appropriate tax authorities (or in the case of hypothetical tax, retain such proceeds in satisfaction of Participant's obligation to the Company); any remaining sales proceeds, after deduction for commissions and other reasonable and customary expenses, and any remaining shares (if otherwise distributable to Participant) will be delivered to Participant. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Award until the vesting of the Award and the subsequent sale of any shares received in connection with the Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

        14.    Entire Agreement; No Right to Employment.    [IF APPLICABLE: The Letter Agreement,] [T]he Prospectus [Brochure] and the Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, or in any Prospectus [Brochure] shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

        15.    Amendment.    The Committee may in, its sole discretion, modify, amend, terminate or suspend the Award or the Program at any time, except that no termination, suspension, modification or amendment of the Award or the Program shall [(i)] cause the Award or the Program to become subject to, or violate, Section 409A of the Code, or (ii) except as provided in Sections [6](l)(iii) 16(a) or 17 of this Agreement or Section 13 of the Plan, adversely affect Participant's rights with respect to the Award, as determined by the Committee, without Participant's written consent.[PLAN REFERENCES TO BE MODIFIED AS APPROPRIATE FOR DEFERRED CASH AWARDS]

        [16.    Section 409A and Section 457A Compliance.

        (a)   Participant understands that as a result of Section 409A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award, the Program and/or the Plan are not administered in accordance with the requirements of Section 409A. Participant further understands that if Participant is a U.S. taxpayer, and the Award is considered to be a "nonqualified deferred compensation plan" and Participant's employer is considered to be a "nonqualified entity" (as such terms are defined in Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award. If permitted to do so under applicable law, Citigroup may modify or amend the provisions of the Award, the Program and/or the Plan, as necessary, to conform them to the requirements of Section 409A, Section 457A, or other changes in applicable law. To the extent Citigroup modifies or amends the Award, the Program or the Plan, Participant will receive a supplement to the Prospectus or other written communication describing any such changes. However, Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

        (b)   If the Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any distribution of shares to occur upon any event that would constitute a "separation from service" (within the meaning of Section 409A of the Code) if Participant is a "specified employee" (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant's "separation from service," unless it is provided that the distribution shall not be made until the date which is six months from such "separation from service," or, if earlier, the date of Participant's death and that during such six-month deferral period, Participant shall not be entitled to interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

        (c)   BY ACCEPTING THIS AWARD, PARTICIPANT HEREBY CONSENTS TO THE AMENDMENT OR MODIFICATION OF ANY OUTSTANDING AWARD(S) HERETOFORE GRANTED TO PARTICIPANT, IN LIKE MANNER AND PURPOSE AS PROVIDED BY SECTION [16](A) OF THIS AGREEMENT, TO THE EXTENT ANY SUCH AWARDS MAY RESULT IN TAXATION PURSUANT TO SECTION 409A OR SECTION 457A OF THE CODE; PROVIDED, HOWEVER, THAT (I) NO SUCH AMENDMENT OR MODIFICATION SHALL BE MADE IF IT WOULD VIOLATE THE TERMS AND CONDITIONS OF PARTICIPANT'S OFFER LETTER OR EMPLOYMENT AGREEMENT, AND (II) UNLESS THE COMMITTEE DETERMINES OTHERWISE, ANY AMENDMENT OR MODIFICATION TO OUTSTANDING AWARD(S) PURSUANT TO THIS SECTION [16](C) SHALL MAINTAIN, TO THE MAXIMUM EXTENT PRACTICABLE, THE ORIGINAL INTENT OF THE AMENDED OR MODIFIED PROVISION WITHOUT CONTRAVENING THE PROVISIONS OF SECTION 409A OR SECTION 457A OF THE CODE. THE AMENDMENT OR MODIFICATION OF ANY AWARD(S) PURSUANT TO THIS CONSENT SHALL BE AT THE COMPANY'S SOLE DISCRETION AND THE COMPANY SHALL NOT BE OBLIGATED TO AMEND OR MODIFY ANY SUCH AWARD(S) OR THIS AWARD, THE PROGRAM OR THE PLAN, NOR SHALL THE COMPANY BE LIABLE FOR ANY ADVERSE TAX OR OTHER CONSEQUENCES TO PARTICIPANT RESULTING FROM SUCH AMENDMENTS OR MODIFICATIONS OR THE COMPANY'S FAILURE TO MAKE ANY SUCH AMENDMENTS OR MODIFICATIONS FOR PURPOSES OF COMPLYING WITH SECTION 409A OR SECTION 457A OF THE CODE OR FOR ANY OTHER PURPOSE. TO THE EXTENT CITIGROUP AMENDS OR MODIFIES ANY OUTSTANDING AWARD(S) OR THIS AWARD PURSUANT TO SECTIONS [15], [16] OR [17] OF THIS AGREEMENT, PARTICIPANT SHALL RECEIVE A SUPPLEMENT TO THE PROSPECTUS OR OTHER WRITTEN

COMMUNICATION DESCRIBING ANY SUCH CHANGES AND, UNLESS THE COMMITTEE DETERMINES OTHERWISE, THE CHANGES DESCRIBED IN SUCH DOCUMENT SHALL BE DEEMED TO AMEND THE TERMS AND CONDITIONS OF THE APPLICABLE AWARD AGREEMENTS.

        17.    Compliance with Regulatory Requirements.    Notwithstanding any provision of this Agreement to the contrary, the Award will be subject to any limitations, adjustments or clawback provisions applicable to Participant to the extent required under (a) the Emergency Economic Stabilization Act of 2008, as amended, and any applicable rules or regulations thereunder, (b) any agreement entered into between the Company and the United States Treasury Department in connection with the Company's participation in, the Troubled Asset Relief Program or the Exchange Agreement dated June 9, 2009, between the Company and the United States Treasury Department, or (c) any policy implemented at any time by the Company in its discretion to (i) comply with any other legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental agency or authority, (ii) comply with the listing requirements of any stock exchange on which the Company's common stock is traded or (iii) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

        18.    Participants Identified as Subject to Section 457A of the Code.    If an Award to a Participant is identified by the Company as subject to the requirements of Section 457A of the Code, which governs certain amounts treated as nonqualified deferred compensation under a plan of a "nonqualified entity", the Company may, in its discretion and consistent with the requirements of Section 409A of the Code and applicable guidance thereunder, accelerate vesting of all or a portion of an affected Award and distribute shares subject to transfer restrictions and repayment requirements which parallel the otherwise applicable vesting and forfeiture requirements of this Agreement. In the alternative, the Company may take such other action as is determined by the Company, in its discretion, to be legally permissible and to facilitate compliance with the requirements of Section 457A of the Code.

        19.    Arbitration; Conflict; Governing Law.    Any disputes related to the Award shall be resolved by arbitration in accordance with the Company's arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement [IF APPLICABLE: the Letter Agreement and this Agreement], this Agreement [IF APPLICABLE: the Letter Agreement] shall control. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

        20.    Disclosure Regarding Use of Personal Information and Participant's Consent.

        (a)    Definition and Use of "Personal Information."    In connection with the grant of this Award, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country.

        The "personal information" that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

        Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant's U.S. broker and equity account administrator and trade facilitator; (iii) Participant's U.S., regional and local employing entity and business unit management, including Participant's supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

        (b)    Participant's Consent.    BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT'S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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  Exhibit 10.01
FORM OF CITIGROUP EQUITY OR DEFERRED CASH AWARD AGREEMENT (EFFECTIVE 11/01/10)